EXHIBIT 99.1
                                 [COMPANY LOGO]


Contact:   Peter M. Holland
           Chief Financial Officer
           (740) 772-8547


                  HORIZON PCS FILES FOR BANKRUPTCY PROTECTION
                                UNDER CHAPTER 11
                           ---------------------------
     HORIZON PCS EXPECTS TO CONTINUE TO OPERATE AS A "DEBTOR-IN-POSSESSION"


CHILLICOTHE, OH (August 15, 2003) -- Horizon PCS, Inc., a PCS affiliate of Sprint (NYSE:PCS) ("the Company"), and two of its subsidiaries today announced that they have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Ohio.

"While the recent implementation of a cash conservation strategy leaves Horizon PCS with a relatively strong cash position, this filing should give us more flexibility to complete transactions in the interest of our stakeholders," said William A. McKell, Chairman and CEO. "We believe the bankruptcy process gives us the best opportunity to restructure our debts and agreements, working cooperatively with our creditors and negotiating with Sprint to develop equitable and appropriate solutions that will allow our company to continue to operate." Horizon Telcom, Inc. is not included in the filing and will continue operating in the ordinary course of business.

The Company and its subsidiaries expect to continue to manage their properties and operate their businesses in the ordinary course of business as "debtors-in-possession" subject to the supervision and orders of the Bankruptcy Court pursuant to the Bankruptcy Code.

ABOUT HORIZON PCS
Horizon PCS is one of the largest PCS affiliates of Sprint, based on its exclusive right to market Sprint wireless mobility communications network products and services to a total population of over 10.2 million in portions of 12 contiguous states. Its markets are located between Sprint's Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint markets that have a total population of over 59 million. As a PCS affiliate of Sprint, Horizon markets wireless mobile communications network products and services under the Sprint and Sprint PCS brand names. For more information, visit http://www.horizonpcs.com/.



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This press release contains statements about future events and expectations that are forward-looking statements. Any statement in this press release that is not a statement of historical fact may be deemed to be a forward-looking statement, which involves known and unknown risks, uncertainties and other factors which may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example Horizon PCS and its subsidiaries may not be able to continue as debtors in possession or they may not emerge from bankruptcy or may be forced to liquidate. For further information on the risks inherent in Horizon PCS' business see "Risk Factors" in our most recent Form 10-K and Form 10-Q filings.





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